Exhibit 10.1

WESTERN SIERRA BANCORP

CODE SECTION 409A COMPLIANT

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (Agreement) is made and entered into this 22nd day of July 2005 by and between Western Sierra Bancorp (Bank) and Patrick J. Rusnak (Executive).

RECITALS

WHEREAS, as encouragement for the Executive to remain in the employ of the Bank, the Bank is providing the Executive a deferred compensation arrangement.

WHEREAS, the Agreement is designed to comply, in goodfaith, with Internal Revenue Code section 409A and the guidance issued thereunder. The parties further agree to amend the Agreement, to the extent necessary, to comply with any guidance issued subsequent to the date of the Agreement and any provisions of the Agreement which do not comply with Code section 409A are deemed void.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual promises and covenants contained herein, the Executive and the Bank agree as follows:

ARTICLE 1.     DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.01.                        Change Of Control.

“Change of Control” means the earliest occurrence of one of the following events:

A.                                   A Change In Ownership Of The Bank.

A change in ownership of the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.

B.                                     A Change In Effective Control Of The Bank.

A change in effective control of the Bank occurs on the date that:

1.                                       Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Bank; or

2.                                       A majority of members of the Bank’s Board of Directors (Board) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

C.                                     A Change In Ownership Of A Substantial Portion Of The Bank’s Assets.

A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition or acquisitions.

1.02.                        Code.

“Code” means the Internal Revenue Code of 1986, as amended.  References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.03.                        Compensation.

“Compensation” means the wages, salaries and cash bonuses payable to the Executive.

1.04.                        409A Account.

“409A Account” means the book reserve account maintained by the Bank with respect to the Executive’s participation hereunder that is (i) subject to Code section 409A, and (ii) governed by the terms of this Agreement.

1.05.                        Distribution Date.

“Distribution Date” means the earlier of the Fixed Distribution Date or the date of termination of Executive’s employment with the Bank.

1.06.                        Deferral Election Agreement.

“Deferral Election Agreement” means the Form attached as Exhibit I and incorporated by reference herein.

1.07.                        Fixed Distribution Date.

“Fixed Distribution Date” means the distribution date, specified on the Deferral Election Agreement, if any.

ARTICLE 2.      DEFERRAL ELECTION

2.01.                        Initial Election.

The Executive shall make an initial deferral election under this Agreement by filing a signed Deferral Election Agreement with the Bank stating (i) the amount of Compensation to be deferred, and (ii) the Fixed Distribution Date in accordance with Article 1.07 herein.  The Deferral Election Agreement shall be effective to defer Compensation in the calendar year following receipt by the Bank.  For the initial year of eligibility, however, the Bank shall accept a Deferral Election Agreement made within thirty (30) days of the date the Executive first became eligible to defer under the Agreement.  In addition, the Bank may accept a Deferral Election Agreement to defer compensation from the Executive’s annual performance incentive up to six (6) months prior to the end of the performance period.  For example, if the annual performance incentive is measured from January 1, 2006 through December 31, 2006, the Bank may accept a deferral election regarding the performance incentive no later than June 30, 2006.

2.02.                        Election Changes.

The Executive may modify the amount of Compensation to be deferred by filing a new Deferral Election Agreement with the Bank.  The new Deferral Election Agreement shall not be effective until the next calendar year following the year in which the new Deferral Election Agreement is received by the Bank.  In addition, the Bank may accept a new Deferral Election Agreement to defer compensation from the Executive’s annual performance incentive up to six (6) months prior to the end of the performance period.  The Executive may not change the form of benefit payment provided in this Agreement.

2.03.                        Election To Change The Fixed Distribution Date.

The Executive may make a subsequent election to further defer his Fixed Distribution Date, if (i) the election to further defer payment does not take effect for at least twelve (12) months, (ii) the Fixed Distribution Date is rescheduled at least five (5) years from the date the distribution would have otherwise been made, and (iii) the election to change the Fixed Distribution Date is made no less than twelve (12) months prior to the scheduled Fixed Distribution Date.  Subsequent elections that accelerate the Fixed Distribution Date or change the form of distribution are prohibited.  Any election to change the Fixed Distribution Date that violates Code section 409A is deemed void and the prior payment election shall remain in force.

ARTICLE 3.      409A ACCOUNT

3.01.                        Establishing And Crediting.

The Bank shall credit to the 409A Account the following amounts:

A.                                   Deferrals.

The Compensation deferred by the Executive, as of the time such amounts would have otherwise been paid to the Executive.

B.                                     Interest.

Interest on the account balance of the 409A Account shall accrue at an annual rate, compounded quarterly, that is equal to the Wall Street Journal Prime Rate as of the first business day of the calendar quarter for each quarter the account balance of the 409A Account has a credit balance.  Interest shall be calculated quarterly and posted to the 409A Account on a quarterly basis at the end of each quarter.  Interest for any partial period should be calculated based on the actual number of days in the quarter.  Interest shall accrue on the account balance of the 409A Account until such time the 409A Account has been completely distributed.

3.02.                        Statement of Accounts.

The Bank shall provide to the Executive, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the 409A Account balance.

3.03.                        Accounting Device Only.

The 409A Account is solely a device for measuring amounts to be paid under this Agreement.  The 409A Account is not a trust fund of any kind.

3.04.                        Unfunded Arrangement.

The Executive is a general unsecured creditor of the Bank for the payment of benefits under this Agreement.  The benefits represent the Bank’s mere promise to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.

ARTICLE 4.      LIFETIME BENEFITS

4.01                           Distribution Date.

The Bank shall pay the Executive a benefit equal to the 409A Account balance on the Distribution Date, and interest accruing thereon after the Distribution Date, in sixty (60) substantially equal monthly installments.  Payment of benefits shall commence on the first day of the month following the Fixed Distribution Date.  If the Executive terminates service with the Bank prior to that time or fails to specify the Fixed Distribution Date in accordance with Article 1.07, payment shall commence on the first day of the seventh month following the Distribution Date due to the Executive’s termination of employment.

4.02.                        Change of Control Benefit.

The Bank shall pay the Executive a benefit equal to the 409A Account balance on the date of a Change of Control, and interest accruing thereon, after the Distribution Date in sixty (60) substantially equal monthly installments.  Payment of benefits shall commence on the first day of the month following the date of a Change of Control.

4.03                           Hardship Distributions.

If the Executive suffers a Financial Hardship, as hereinafter defined, the Executive may apply to the Bank for the payment of all or any part of his 409A Account.  The Bank shall consider the circumstances of the Financial Hardship and the best interests of the Executive and his family, and shall have the right, in its sole discretion, to allow a distribution of part or all of the amount requested, or to refuse to allow any distribution.  Upon a finding of Financial Hardship, the Bank shall make the appropriate payment to the Executive in respect of the Executive’s 409A Account.  In no event shall the aggregate amount of the distribution exceed the amount determined by the Bank to be necessary to alleviate the Executive’s Financial Hardship or the full value of the Executive’s Account, if less (a Financial Hardship may be considered to include any taxes resulting from the hardship distribution), and which is not reasonably available from other resources of the Executive.  For purposes of this Article, the value of the Executive’s 409A Account shall be determined as of the date of the Hardship Distribution.  “Financial Hardship” means (i) a severe Financial Hardship to the Executive resulting from an illness or accident of the Executive or a dependent of the Executive (as defined in Code section 152(a)), (ii) loss of the Executive’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, as determined to exist by the Bank.

ARTICLE 5.      DEATH BENEFITS

5.01.                        Death Prior To The Fixed Distribution Date.

If the Executive dies prior to the Fixed Distribution Date, if any, the Bank shall pay the Executive’s beneficiary a benefit equal to the 409A Account balance on the Distribution Date, and interest accruing thereon after the Distribution Date, in sixty (60) substantially equal monthly installments.  Payment of benefits shall commence on the first day of the month following the Distribution Date.

5.02.                        Death During Benefit Period.

If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts it would have paid to the Executive had the Executive survived.

ARTICLE 6.      BENEFICIARIES

6.01.                        Beneficiary Designations.

The Executive shall designate a beneficiary by filing the Designation of Beneficiary form incorporated herein as Exhibit II with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, a new designation will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

6.02.                        Facility of Payment.

If a benefit is payable to a minor, to a person declared incompetent, or a to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 7.      CLAIMS AND REVIEW PROCEDURES

7.01.                        Claims Procedure.

The Bank shall notify the Executive’s beneficiary in writing, within thirty (30) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Bank determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (i) the specific reasons for such denial, (ii) a specific reference to the provisions of the Agreement on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (iv) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed.  If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty (30) day period.

7.02.                        Review Procedure.

If the beneficiary is determined by the Bank not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within thirty (30) days after receipt of the notice issued by the Bank.  Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents.  The Bank shall notify the beneficiary of its decision in writing no later than thirty (30) days after receipt of the presentation of the position of the beneficiary or sixty (60) days after receipt by the Bank of the petition of the beneficiary, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based.

7.03.                        Benefits Required To Be Paid.

Section 7.01 and 7.02 of this Article 7 shall not be construed to relieve the Bank of its obligation to pay Executive or Executive’s beneficiary the benefits provided by this Agreement.

ARTICLE 8.      AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.  In no event shall this Agreement be terminated without payment to the Executive of the 409A Account balance attributable to Executive’s deferrals and interest credited on such amounts.

ARTICLE 9.      MISCELLANEOUS

9.01.                        Binding Effect.

This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.02.                        No Guaranty of Employment.

The Agreement is not an employment policy or contract.  Neither this Agreement, nor any modifications hereof, nor the payment of any benefits hereunder shall be construed as an employment contract, nor as giving to the Executive any right to be employed by the Bank, nor as modifying the terms of any employment contract between the Executive and the Bank.

9.03.                        Amendment.

No waiver or modification of any part of this Agreement shall be valid unless the amendment is in writing signed by the Bank and the Executive.  Notwithstanding any other provision of this Agreement to the contrary, the Bank may amend this Agreement at any time, without the consent of the Executive, effective as of any date, if the Bank determines in its sole and absolute discretion that the amendment is necessary or appropriate in order to either (i) maintain the status of the Agreement as set forth in the Income Tax Status paragraph or ERISA Status paragraph above or (ii) if the Agreement would otherwise result in significant financial penalties or be otherwise significantly detrimental to the Bank (other than the financial impact of paying the benefits under the Agreement), regardless of the effect of any such amendment on the Executive or the benefits with respect to the Executive.

9.04.                        Termination.

If not terminated at an earlier date, this Agreement shall terminate as of the earliest date on which the Bank’s obligations to the Executive and his Beneficiary(ies) have been satisfied.  Upon termination of the Agreement, no distributions of benefits shall be made that are not otherwise permitted by the Agreement, unless such distributions are permitted under Code section 409A or the lawful guidance published by the Treasury Department or the IRS pursuant to Code section 409A.

9.05.                        Nontransferability.

Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.06.                        Tax Withholding.

The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.07.                        Applicable Law.

This Agreement shall be construed, administered and governed in all respects by the laws of the United States of America to the extent applicable, and otherwise by the laws of the state of California.

9.08.                        Headings.

The paragraph headings appearing in this Agreement shall not be deemed to govern, limit, modify, or in any way affect the scope, meaning or intent of this Agreement.

9.09.                        Entire Agreement.

This Agreement constitutes the entire agreement between the Bank and the Executive as it relates to the benefits under this Agreement.  This Agreement supersedes all prior and contemporaneous agreements, understandings and representations between the parties, whether written or oral, with respect to the subject matter hereof.

9.10.                        Severability.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective without being impaired or invalidated in any way.

9.11.                        Attorneys Fees.

In the event that either party to this Agreement brings an action or suit against the other party by reason of any breach of this Agreement, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs.

9.12.                        ERISA Status.

This Agreement is intended to qualify as an unfunded plan of deferred compensation that is maintained by an employer primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” as those terms are defined under the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  Only those employees who are responsible for the management, growth and protection of the business of the Bank are eligible to participate in the Plan.  The Executive is fully advised of the Bank’s financial status and has had substantial input in the negotiation and design of this benefit arrangement.  It is understood that the amounts payable to the Executive under this Agreement are strictly from the general assets of the Bank and that the Executive has no greater rights to the general assets of the Bank than any other unsecured general creditor.  For purposes of ERISA, the Bank shall be the named fiduciary and administrator under this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have signed this Agreement on this 22nd day of July 2005.

WESTERN SIERRA BANCORP

/s/ Gary D. Gall
Gary D. Gall
President & Chief Executive Officer

EXECUTIVE:

/s/ Patrick J. Rusnak
Patrick J. Rusnak